EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 19th day of August, 2011 (the “Effective Date”) by and among Voyager Health Technologies, Corp., a Nevada corporation (the “Company”), David Cohen, an individual who is serving as the President, Chief Executive Officer and Director of Voyager, hereinafter (“Executive”) and Culture Medium Holdings Corp (“Culture”). The Company, Executive and Culture are collectively referred to herein as the “Parties.” In consideration of the mutual terms and conditions stated herein, the sufficiency of which is hereby acknowledged, the Company, Executive and Culture agree as follows:

1. Employment

a. The Company agrees to continue to employ Executive, and Executive agrees to continue in the employment of the Company, serving as the Company’s President. In that position, Executive shall render to the Company such administrative and management services as are customarily performed by persons situated in a similar executive position, and also perform such other duties and serve in such other positions as the Company reasonably directs from time to time. Executive shall devote Executive’s appropriate business time attention, skill, and energy to the business of the Company, shall use Executive’s best efforts to promote the success of the Company’s business, and shall cooperate fully in the advancement of the best interests of the Company. Executive may undertake outside employment, consultant ship or independent contracting work, if it does not conflict with responsibilities of his position at the company.

2. Compensation and Benefits. As full compensation for all services rendered under this Agreement, Executive shall receive the salary and other benefits described as follows:

a. Base Annual Salary. Executive shall be entitled to an annual salary at the rate of Three Hundred Thousand dollars ($300,000) per annum to be paid in installments of Twelve Thousand Five Hundred dollars ($12,500) on the first and fifteenth of each month. If the Executive determines, in his sole and absolute discretion, that the Company does not possess sufficient funds to pay an installment of this salary when it is due, then the unpaid portion of the salary shall not be considered waived, but shall accrue and be paid to the Executive at the earliest point in time that the Executive determines is possible.

b. Master Distributor’s Fees Compensation. Within fifteen (15) days of the end of each month, the Executive shall receive from the Company an amount of monies equal to four percent (4%) of the gross revenues of the Company during such month. The Executive shall have the ability to allocate two percent (2%) of the gross revenue he is entitled to receive to other consultants and employees of the Company.

c. Bonus Compensation. Executive shall receive such additional and discretionary bonuses as the Board of the Company shall award to him.

d. Equity Ownership. The Company is currently involved in litigation with its former President and Director Robert G. Middleton (“Robert”). Robert owns twenty four and one-half percent (24.5%) of the Company (the “Interest”). It is anticipated that Robert is going to surrender the Interest to the Company as a term of his settlement with the Company. Upon surrender of the Interest, the Company shall award the Interest to the Executive. If the Company fails to receive the Interest, then the Company shall award an amount of common stock in the Company to the Executive so that his equity interest in the Company would equal twenty four and one-half percent.

e. Stock Option Compensation. Culture shall create a stock option plan. The stock available for grant of options under the plan shall be shares of Culture's authorized but unissued, or reacquired, common stock. Subject to adjustment as provided herein, the maximum aggregate number of shares of the Culture's common stock that may be optioned and sold under the plan shall be twenty percent (20%) of the issued and outstanding shares of the Culture's common stock on the date of this Agreement. The maximum aggregate number of shares of Culture's common stock that may be optioned and sold under the plan will be increased effective the first day of each of Culture's fiscal quarters, by an amount equal to the number of shares which is equal to 20% of the outstanding shares of the common stock on the first day of the applicable fiscal quarter, less the number of shares of common stock which may be optioned and sold under the plan prior to the first day of the applicable fiscal quarter.

(i)                   Option Issuance. Culture shall issue to the Executive, annually, during October of this year and each October for each of the three (3) years following this year, options under the stock option plan to purchase two and one-half percent (2.5%) of the then outstanding stock of Culture, thus providing the Executive options to purchase 10% of the common stock of Culture. Subject to Section 2(e)(iv), the Executive shall have ten (10) years from the date of issuance of an option to exercise such option. The options granted to the Executive shall, to the greatest extent possible, be Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time). If a grant of solely Incentive Stock Options would not equal an amount of stock equal to 2.5% of the outstanding stock of Culture, then additional non qualified stock options shall be issued to the Executive.

(ii)                 Option Price. The purchase price for the shares subject to any non-qualified stock option be seventy five percent (75%) of the Fair Market Value per share of Culture. Anything to the contrary notwithstanding, the purchase price for the shares subject to any Incentive Stock Option (as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time) shall not be less than 100% of the Fair Market Value of the shares of common stock of Culture on the date the stock option is granted. In the case of any Incentive Stock Option granted to Executive if he owns stock possessing more than 10% of the total combined voting power of all classes of stock of Culture, or any of its parent or subsidiary corporations, the option price shall not be less than 110% of the Fair Market Value per share of the common stock of Culture on the date the option is granted. For purposes of determining the stock ownership of an employee, the attribution rules of Section 424(d) of the Code shall apply.

The Fair Market Value of common stock of Culture at any date shall be: (a) if the common stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the closing price per share on the last trading day immediately preceding such date on the principal exchange on which it is traded or as reported by NASDAQ; or (b) if the common stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Small Cap Market, the NASDAQ electronic bulletin board or the National Quotation Bureau pink sheets, the average of the closing bid and asked prices per share for the common stock as quoted by NASDAQ or the National Quotation Bureau, as the case may be, on the last trading day immediately preceding such date; or (c) if the common stock is not then listed on an exchange or the NASDAQ National Market, or quoted by NASDAQ or the National Quotation Bureau, an amount determined in good faith by the Plan Administrator.

(iii)                Registration Rights. Culture shall use its best efforts to file and have declared effective, a Form S-8, Registration Statement Under the Securities Act of 1933, that will permit the sale and distribution by the Executive of the shares issued to the Executive pursuant to the stock option plan and to effect all qualifications and compliances as may be reasonably requested to permit such sale and distribution. Notwithstanding the foregoing, the Form S-8 shall be filed not later than ninety (90) days subsequent to the execution of this Agreement and be declared effective not later than one hundred eighty (180) days subsequent to the execution of this Agreement.

(iv)               Vesting. Any options issued to the Executive pursuant to Section 2(e)(i) shall vest and be exercisable at the rate of at least 20% per year over five years from the date the options are granted.

f. Compensation for Business Expenses. Executive’s expenses related to travel for the Company, including without limitation, airfare, airport transfers, accommodations, and food, cell phone and attorneys fees for the Company shall be paid for by the Company. Additionally, the Executive will incur normal business expenses in the course of doing business, which are considered to be pre-approved by the Company and fully reimbursable to the Executive.

2

g. Stock Issuance. Culture shall issue three million (3,000,000) shares of common stock to the Executive within ninety (90) days of the Effective Date. Further, Culture shall use its best efforts to file and have declared effective, a Form S-8, Registration Statement Under the Securities Act of 1933, that will permit the sale and distribution by the Executive of the shares issued to the Executive pursuant to this Agreement and to effect all qualifications and compliances as may be reasonable requested to permit such sale and distribution. Notwithstanding the foregoing, the Form S-8 shall be filed not later than ninety (90) days subsequent to the execution of this Agreement and be declared effective not later than one hundred eighty (180) days subsequent to the execution of this Agreement

h. Vacation. Employee shall receive fifteen (15) paid vacation days per calendar year.

3. Term

a.       Term. This Agreement will take effect on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated pursuant to Section 4. Upon the fifth (5th) anniversary of the Effective Date, then the Agreement shall renew for another five (5) year term if the Company’s is Solvent on the fifth (5th) anniversary of the Effective Date. For purposes of this Agreement, Solvent means either 1) the Company is able to pay its obligations in the ordinary course of business as they come due or 2) during the six (6) month period prior to the fifth (5th) anniversary of the Effective Date the assets of the Company exceeded its liabilities.

4. Termination of Employment.

a.      Executive. The employment of the Executive is at will. The Executive is free to terminate his employment with the Company at any time.

b. Company. The Agreement shall be terminated by the Company only on one of the following occurrences:

(i)        Cause which means a felony conviction for an intentional act of fraud, embezzlement, or theft that occurs in the course of Executive’s employment with Voyager;

(ii)     The death of the Executive; and

(v)        The legally adjudicated total and permanent incapacity of the Employee.

5. Termination Payments

Company acknowledges and agrees that if 1) Executive’s employment is terminated by the Company for any reason other than one of the reasons stated in Section 4(b)(i)-(iii) or 2) any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, then Executive will be irreparably damaged. Accordingly, it is agreed that Executive shall be entitled 1 to) all compensation is he is then owed under Section 2 of this Agreement and 2) an additional eighteen (18) months’ salary of four hundred fifty thousand dollars ($450,000) immediately due and payable in a single lump sum.

5. Representations, Covenants and Warranties.

a. As an inducement to and to obtain the reliance of the Executive, Culture, individually represents and warrants to the Executive that:

(i)                   the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Culture is a party; and

3

(ii)                 Culture has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

6. Miscellaneous. This Agreement shall be governed by and interpreted in accordance with the laws of Nevada, without giving effect to the conflict of laws provisions thereof or of any other jurisdiction. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, modified or altered except by an express writing executed by all of the parties. Each party hereto agrees to execute any and all further documents and writings and perform such other actions that may be or become necessary or expedient to effectuate and carry out this Agreement. CULTURE understands that COHEN is not making any representations and warranties in this Agreement, or commitments to enter similar agreements in the future, or waiving any rights or legal positions that may be available to it in connection with the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The parties understand that either or both may be required to file this Agreement with the SEC publicly and consent to such filing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CULTURE MEDIUM HOLDING CORP
By:	/s/ David Cohen	By:	/s/ Alex Eliashevsky
Name:	DAVID COHEN	Name:	ALEX ELIASHEVSKY
		Title:	Chief Executive Officer, President and Director
VOYAGER HEALTH TECHONOLOGIES, CORP

By:	/s/ Alex Eliashevsky	By:	/s/ Robert B. “Bev” Harrison
Name:	ALEX ELIASHEVSKY	Name:	ROBERT B. “BEV” HARRISON
Title:	Director	Title:	Chief Financial Officer, Secretary, Treasurer and Director

By:	/s/ Robert B. “Bev” Harrison
Name:	ROBERT B. “BEV” HARRISON
Title:	Secretary, Treasurer and Director

By:	/s/ David Cohen
Name:	DAVID COHEN
Title:	President and Director